Exhibit 99.1

Remarks by Michael E. Szymanczyk, Altria’s Chairman and Chief Executive Officer, Murray S. Kessler, UST’s Chairman and Chief Executive Officer and Cliff Fleet, ALCS Vice President, Investor Relations on Agreement to Acquire UST

Richmond, VA

September 8, 2008

In connection with the proposed acquisition, UST intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A.

INVESTORS AND SHAREHOLDERS ARE URGED TO READ UST’S PROXY STATEMENT AND ALL RELEVANT DOCUMENTS FILED WITH THE SEC (WHEN THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and shareholders will be able to obtain the documents free of charge through the website maintained by the SEC at www.sec.gov. A free copy of the proxy statement and other relevant documents, when they become available, also may be obtained from UST Inc., 6 High Ridge Park, Building A, Stamford, Connecticut 06905-1323, Attn: Investor Relations. Investors and security holders may access copies of the documents filed with the U.S. Securities and Exchange Commission by UST on its website at www.ustinc.com. Such documents are not currently available.

Altria and UST and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from UST’s shareholders in connection with the merger. Information about Altria’s directors and executive officers is set forth in Altria’s proxy statement on Schedule 14A filed with the SEC on April 24, 2008 and Altria’s Annual Report on Form 10-K filed on February 28, 2008. Information about UST’s directors and executive officers is set forth in UST’s proxy statement on Schedule 14A filed with the SEC on March 24, 2008 and UST’s Annual Report on Form 10-K filed on February 22, 2008. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that UST intends to file with the SEC.

Remarks by Mr. Fleet

Good morning and thank you for joining our call. This morning we will discuss the Altria agreement to acquire UST. Our remarks contain forward-looking statements and projections of future results and I direct you to the Safe Harbor Statement in this morning’s press release for review of the various factors that could cause actual results to differ materially from projections. I also encourage you to read other important information about the announcement in this morning’s press release in the section entitled “Other Information.”

Please note that in this morning’s call, we will only be discussing the UST acquisition. Following today’s remarks, investors and media representatives will be able to ask questions about the announced agreement to acquire UST.

Now, it gives me great pleasure to introduce Mike Szymanczyk, Chairman and Chief Executive Officer of Altria Group, Inc.

Remarks by Mr. Szymanczyk

Thank you, Cliff, and good morning everyone. This is a very exciting day. As most of you know, we announced earlier today that Altria and UST have reached a definitive agreement for Altria to acquire all the outstanding shares of UST for $69.50 per share in cash. The transaction reflects an enterprise value of $11.7 billion for UST, including the assumption of approximately $1.3 billion of debt. This transaction is strategically compelling and financially attractive for several reasons:

¡

It creates a total tobacco platform with premier brands across multiple tobacco categories. The acquisition of UST adds the number one and number two premium moist smokeless tobacco (MST) brands, Copenhagen and Skoal, to the strong brand portfolio of Altria’s tobacco operating companies. This portfolio currently includes powerful brands like Marlboro and Black & Mild;

¡	Secondly, it generates anticipated annual synergies of approximately $250 million by 2011 through reduced selling, general and administrative and corporate expenses;

¡	It also is expected to be accretive to Altria’s adjusted diluted earnings per share within twelve months of closing;

¡	Which enhances Altria’s ability to generate an attractive total shareholder return that is expected to exceed our 12% goal;

¡	While diversifying Altria’s revenues and operating income.

Altria is financially disciplined in its approach to growth and the investment of its shareholders’ capital. Last year’s acquisition of John Middleton Company, in the growing machine-made large cigar segment, is an excellent example of that approach. We believe that the acquisition of UST and its iconic brands in the growing MST category represents another great opportunity. Any significant acquisition that Altria pursues has to:

¡	First, fit with Altria’s mission to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco consumers with superior branded products;

¡	Second, enhance Altria’s ability to increase revenues and earnings growth rates over the long-term;

¡	Third, exceed Altria’s financial return hurdle rates;

¡	Fourth, utilize and complement Altria’s existing strengths and infrastructure; and finally

¡	Allow us to leverage our strong and flexible balance sheet.

The UST transaction squarely meets each of these criteria. The acquisition will give Altria immediate national scale in the highly profitable MST category. Over the past two years,

MST industry volume has grown over 7% per year. After cigarettes, the MST category has the largest annual pre-tax tobacco profit pool, estimated at $1.1 billion.

UST’s subsidiary, U.S. Smokeless Tobacco Company (USSTC), is the leading MST producer and marketer. In 2007, U.S. Smokeless Tobacco earned over 70% of the category’s pre-tax profit pool. Its 56% adjusted operating margins are higher than those of other MST manufacturers, and higher than PM USA’s cigarette margins. The company has a 58% share of the MST category, and its two premium brands, Copenhagen and Skoal, have a combined share of almost 50%.

Upon completion of the acquisition, Altria’s operating companies will offer adult tobacco consumers superior premium branded products in the cigarette, MST and machine-made large cigar categories, which are the three largest and most profitable tobacco segments in the United States.

Altria is acquiring UST at a price that is attractive for both companies’ shareholders. At 12.1 times 2007 EBITDA, the purchase price represents a multiple within the range of those paid in recent tobacco acquisitions. We are excited about this strategic and financially attractive acquisition, as it will enhance our ability to deliver superior shareholder return.

Now, I would like to introduce Murray Kessler, UST’s Chairman and Chief Executive Officer, who will discuss why this transaction benefits UST and its shareholders.

Remarks by Mr. Kessler

Thank you, Mike.

Today also is a historic day for UST and its shareholders. UST’s Board of Directors has approved the terms of the acquisition agreement. Upon closing of the transaction, shareholders of UST will receive $69.50 in cash for each share of common stock held, which represents a 28.9% premium based on UST’s latest three-month average stock price. I believe that Altria is paying a fair and attractive price to UST’s shareholders and our Board will be recommending that our shareholders vote to approve this transaction.

This combination will provide Altria with the largest and most profitable moist smokeless tobacco company in the world, which has great brands such as Copenhagen, Skoal, Red Seal and Husky. As you know, UST also has a great wine business, Ste. Michelle Wine Estates, which is the fastest growing top ten winery in the United States. In addition to the great brands and physical assets, Altria will benefit from a talented, dedicated and knowledgeable group of employees that have tremendous expertise in the smokeless and wine categories.

As we explored this deal, I was very impressed with how Altria and its operating companies manage their businesses and treat their employees. Altria and UST share similar business philosophies and values. For example, both companies are focused on:

•	Responsibly marketing high quality premium-branded products;

•	Investing in brand-building equity programs;

•	Developing innovative new products;

•	Reducing costs through disciplined cost management; and

•	Addressing societal concerns relevant to their respective businesses.

This transaction has other significant benefits:

•	Brands in the portfolio will benefit from our combined experience and knowledge in managing highly profitable premium brands;

•

UST’s smokeless tobacco business will be able to access the Altria family of companies’ more comprehensive infrastructure and resources, so Copenhagen and Skoal and our other brands can achieve the full potential of the category growth strategy we embarked on eight years ago; and

•

Both companies can reduce redundant costs and infrastructure to make them more efficient and profitable than could have occurred on a stand alone basis, while at the same time adding value to consumers.

I realize that today’s announcement is a major change for UST and our talented and dedicated employees. Based on my experience, I am confident that the UST organization will rise to the occasion, embrace the change and make this transaction a success. On a personal note, I look forward to working with Mike and his team to seamlessly integrate UST into the Altria organization and make this business combination a success.

I will now turn it back over to Mike, who will discuss other details of the transaction.

Remarks by Mr. Szymanczyk

Thanks, Murray. Altria expects this acquisition to be accretive to Altria’s adjusted diluted earnings per share within twelve months of closing and to generate an attractive double-digit economic return.

Acquiring UST will grow and diversify Altria’s operating income and net revenues. For the first half of 2008, UST had reported operating income of $451 million. If Altria had owned UST since the beginning of 2008, Altria’s first half of 2008 net revenues would have increased 10.3% to $10.4 billion. In addition, UST is expected to contribute over $500 million in operating free cash flow per year.

The transaction also provides Altria with the opportunity to leverage its strong balance sheet. The company has obtained new bridge financing commitments totaling $7.0 billion from Goldman Sachs & Co. and J.P. Morgan which, together with our existing credit facilities and cash, will be more than sufficient to fund the transaction. Altria intends to access the public-debt market to refinance a portion of its credit facilities. To help Altria achieve the highest credit ratings on such refinancings, Philip Morris USA Inc., a wholly-owned subsidiary of Altria, has issued guarantees for Altria’s debt.

In conjunction with the acquisition, Altria has modified its two-year $7.5 billion share repurchase program. The Board of Directors has approved a three-year $4.0 billion program, which runs from 2008 through 2010. Altria spent approximately $1.2 billion repurchasing 53.5 million shares of its stock in 2008, and the company expects to resume purchasing stock against this modified program in 2009.

Altria continues to be committed to returning cash to its shareholders through dividends. Altria anticipates maintaining a dividend payout ratio of approximately 75% post-transaction. Payment of future dividends is at the discretion of Altria’s Board of Directors.

The integration is anticipated to generate approximately $250 million in annual synergies by 2011, primarily driven by reduced selling, general and administrative and corporate expenses. Altria believes that these estimated synergies will enable the company to deliver increased shareholder and consumer value. These synergies would be in addition to Altria’s previously announced goal to reduce costs by over $1.0 billion by 2011 off its 2006 cost base.

Until the deal closes, I cannot go into specifics of the integration or operating plans, but Murray and I will be working together diligently over the coming months planning for a smooth transition in order to realize the full benefits of this transaction. Both companies have talented and dedicated employees who have a history of successfully managing complex and challenging organizational changes. Following the completion of the transaction, Murray will be named Vice Chair of Altria, reporting directly to me. I am pleased that Murray has agreed to stay on board to oversee the UST integration and help complete the transition. I also want to welcome the UST employees to the Altria family of companies. They will be joining a talented, high caliber organization with a bright future.

The transaction is subject to UST shareholder approval and customary regulatory approvals, which will be pursued promptly. Shareholders of UST will vote on the transaction at a special shareholder meeting that will be scheduled at a later date.

I conclude by saying that I believe that the agreement to acquire UST demonstrates our commitment to deliver superior shareholder return over the long-term and is compelling from a strategic and financial perspective. This deal advances Altria’s mission to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco consumers with superior branded products.

Thank you. Murray and I would now be happy to answer any questions.

Forward-Looking and Cautionary Statements

These remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

The forward-looking statements include, without limitation, expectations with respect to the proposed acquisition of UST. Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, the parties’ ability to consummate the transaction as expected; the possibility that one or more of the conditions to the consummation of the transaction may not be satisfied; the possibility that regulatory and/or shareholder approvals required for the transaction may not be obtained in a timely manner, if at all; the parties’ ability to meet expectations regarding the timing, completion, and other matters relating to the transaction; and any event that could give rise to the termination of the merger agreement. Other important factors include the possibility that the expected synergies will not be realized or will not be realized within the expected time period and the risk that the integration of UST will not be successful, in each case due to, among other things, changes in the tobacco industry; prevailing economic, market, and business conditions affecting the parties; risks that the transaction disrupts the parties’ current plans and operations; and the other factors detailed in the parties’ publicly filed documents, including their respective Annual Reports on Form 10-K for the year ended December 31, 2007 and their respective Quarterly Reports on Form 10-Q for the period ended June 30, 2008.

Other factors as well could cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in these remarks. By way of example, Altria’s tobacco subsidiaries (PM USA and Middleton) as well as UST’s subsidiaries are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria’s and UST’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds.

Altria and UST caution that the foregoing list of important factors is not complete and do not undertake to update any forward-looking statements that it may make. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Altria or UST or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Non-GAAP Financial Measures

The companies report their financial results in accordance with generally accepted accounting principles (GAAP). Today’s remarks contain adjusted USSTC operating margins, which exclude items that affect the comparability of reported results. The reconciliation is shown below.

Reconciliation to UST Inc.’s 2007 Reported Financial Statements
($ - Millions)
2007
Smokeless Tobacco GAAP Operating Profit	$715.7
Other Items:

Antitrust litigation	137.1
Restructuring charges	8.2

Adj. non-GAAP operating profit (excluding above items)	$861.0

Smokeless Tobacco net sales	$1,546.6
Adj. Operating Margin	55.7%

(2007 Adj. non-GAAP operating profit divided by 2007 smokeless tobacco net sales)

Source: UST Q4 2007 Press Release, reconciliation between GAAP and non-GAAP financial measures.